Exhibit 11

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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NEW YORK 10036-6522	FIRM/AFFILIATE OFFICES

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BEIJING
October 24, 2011	BRUSSELS
FRANKFURT
HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
SÃO PAULO
SHANGHAI
SINGAPORE
RMR Asia Pacific Real Estate Fund	SYDNEY
Two Newton Place	TOKYO
255 Washington St., Suite 300	TORONTO
Newton, Massachusetts 02458	VIENNA

RE:	RMR Asia Pacific Real Estate Fund - Registration
Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to RMR Asia Pacific Real Estate Fund, a Delaware statutory trust (“RAP”), in connection with the issuance of RAP’s common shares of beneficial interest, par value $.001 per share (the “Common Shares”), and Series M, Series T, Series W, Series Th and Series F auction preferred shares of RAP, par value $.0001 per share, liquidation preference $25,000 per share (the “Preferred Shares” and, together with the Common Shares, the “Shares”), to be issued pursuant to an Agreement and Plan of Reorganization by and between RAP and RMR Real Estate Income Fund, a Delaware statutory trust (“RIF”) (the “Agreement”).

This opinion is delivered in accordance with the requirements of Item 11 of Form N-14 under the Securities Act of 1933 (the “1933 Act”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)           RAP’s Notification of Registration filed pursuant to Section 8(a) of the Investment Company Act of 1940 (the “1940 Act”) on Form N- 8A, as filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 19, 2008;

(b)           the registration statement on Form N-14 (File No. 333-175902) of RAP relating to the Shares, filed with the Commission on July 29, 2011, and as amended by Pre-Effective Amendment No. 1 being filed herewith under the 1933 Act (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(c)           an executed copy of a certificate of Karen Jacoppo-Wood, Assistant Secretary of RAP, dated the date hereof (the “Secretary’s Certificate”);

(d)           a copy of the Certificate of Trust of RAP dated December 17, 2008, together with an amendment thereto dated June 16, 2009, each as certified by the Secretary of State of the State of Delaware as of October 17, 2011, and certified pursuant to the Secretary’s Certificate (the “Certificate of Trust”);

(e)           a copy of the Amended and Restated Agreement and Declaration of Trust of RAP, dated as of June 16, 2009, by and between John L. Harrington, Arthur G. Koumantzelis, Adam D. Portnoy, Barry M. Portnoy and Jeffrey P. Somers, certified pursuant to the Secretary’s Certificate (the “Declaration of Trust”);

(f)            a copy of the Amended and Restated Bylaws of RAP, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate (the “Bylaws” and, together with the Certificate of Trust and the Declaration of Trust, the “Governing Documents”);

(g)           a copy of the Form of Amended and Restated Bylaws of RAP being filed with the Commission as an exhibit to the Registration Statement on the date hereof, certified pursuant to the Secretary’s Certificate (the “New Bylaws”);

(h)           a specimen certificate evidencing the Common Shares, as filed with the Commission on March 30, 2009, and certified pursuant to the Secretary’s Certificate;

(i)            a form of the Agreement, certified pursuant to the Secretary’s Certificate;

(j)            a copy of certain resolutions of the Board of Trustees of RAP, adopted on July 29, 2011 and October 20, 2011, relating to the Agreement, the authorization and issuance of the Shares pursuant to the Agreement, the filing of the Registration Statement and any amendments thereto and related matters, certified pursuant to the Secretary’s Certificate;

(k)           a copy of a certificate, dated October 17, 2011, and a bringdown verification thereof, dated the date hereof, from the Secretary of State of the State of Delaware with respect to RAP’s existence and good standing in the State of Delaware; and

(l)            a copy of a certificate, dated October 14, 2011, from the Secretary of the Commonwealth of the Commonwealth of Massachusetts with respect to RAP’s status and/or qualification to do business as a foreign trust in the Commonwealth of Massachusetts.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of RAP and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of RAP and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than RAP, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of RAP and others.

In addition, in rendering the opinion stated herein, we have further assumed that:

(a)           the Governing Documents are in full force and effect and have not been amended;

(b)           that the New Bylaws will be duly adopted by all statutory trust action on the part of RAP, and will be in full force and effect prior to the issuance and delivery of the Shares and will be substantially identical to the form of New Bylaws reviewed by us;

(c)           the Governing Documents are the only instruments or agreements creating RAP and providing for the governance of the affairs of RAP and the conduct of its business, and we do not express any opinion with respect to the effect of any other instrument or agreement as to the affairs of RAP and the conduct of its business;

(d)           neither the execution and delivery by RAP of the documents examined by us nor the performance by RAP of its obligations under each of the documents examined by us: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which RAP or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which RAP or its property is subject, (iii) violates or will violate any law, rule or regulation to which RAP or its property is subject or (iv) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

(e)           any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time;

(f)            that the Agreement entered into in connection with the reorganization of RIF into RAP is substantially identical to the form of Agreement reviewed by us;

(g)           that the reorganization of RIF into RAP and the related Agreement and other related matters will have been approved by all necessary state law actions on the part of RAP and RIF at the time the Shares are issued and delivered;

(h)           the payment of consideration in respect of the Shares, and the application of such consideration, as provided in the Governing Documents (including the New Bylaws) and the Agreement, as applicable, the satisfaction of all conditions precedent to the issuance of Shares pursuant to the Agreement, and compliance with all other terms, conditions and restrictions set forth in the Agreement and the Governing Documents (including the New Bylaws), as applicable, in connection with the issuance of Shares have occurred; and

(i)            to the extent any physical certificates are issued for Common Shares, the Common Shares to be issued pursuant to the Agreement will be duly countersigned and registered by RAP’s transfer agent and registrar for the Common Shares and will be in the form of the stock certificate examined by us.

Our opinion set forth herein is limited to the Delaware Statutory Trust Act and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that the Shares of RAP to be issued and delivered to shareholders of RIF (the “Purchasers”) pursuant to the terms of the Agreement, have been duly authorized and, when the  Registration Statement, as finally amended, has become effective under the 1933 Act and the Shares have been issued and delivered in accordance with the provisions of the Agreement, the Shares will be validly issued and, under the Delaware Statutory Trust Act, the Purchasers will have no obligation to make further payments for the purchase of the Shares or contributions to RAP solely by reason of their ownership of the Shares, except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as Exhibit 11 to the Form N-14. We also consent to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences of the Reorganization” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very Truly Yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP